Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com
March 11, 2016

Hatteras Alternative Mutual Funds Trust
6601 Six Forks Road, Suite 340
Raleigh, North Carolina 27615

RE:	Agreement and Plan of Reorganization by and among Underlying Funds Trust, Hatteras Alternative Mutual Funds Trust, and Hatteras Funds, LP

Ladies and Gentlemen:

We have acted as counsel to Hatteras Alternative Mutual Funds Trust (“HAMFT”), a Delaware statutory trust, in connection with the Agreement and Plan of Reorganization (the “Agreement”) by and among Underlying Funds Trust (“UFT”) with respect to its series the Managed Futures Strategies Portfolio (the “Transferring Fund”), and Hatteras Alternative Mutual Funds Trust (“HAMFT” and each of UFT and HAMFT, a “Trust”) with respect to its series the Hatteras Managed Futures Strategies Fund (“Managed Futures Fund”) (the “Acquiring Fund”, and each of the Transferring Fund and Acquiring Fund, a “Fund”), and Hatteras Funds, LP (the “Advisor”).  The Agreement provides for, among other things,  (i) the transfer of all of the assets of the Transferring Fund to the Acquiring Fund in exchange for Class H shares of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund; and (iii) the distribution by the Transferring Fund of the Acquiring Fund Shares pro rata to the shareholders of the Transferring Fund in liquidation of the Transferring Fund (the “Reorganization”).

This opinion relates to the Class H shares of HAMFT (the “Shares”) to be issued in the Reorganization, and is furnished in connection with HAMFT’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

Hatteras Alternative Mutual Funds Trust
March 11, 2016

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that HAMFT is in good standing under Delaware law and the Shares have been duly authorized for issuance by HAMFT and upon the execution of the Agreement described in the Registration Statement and the prior satisfaction of the conditions contained therein, the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by HAMFT.

This opinion is rendered solely for the use of HAMFT in connection with the filing of the Registration Statement and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP